QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.2

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

        This FIRST AMENDMENT (this "Amendment") made as of February 13, 2004 to the Purchase and Sale Agreement dated as of February 13, 2004 (the "Purchase and Sale Agreement") is by and between AEP Energy Services Investments, Inc. ("Seller") and Crosstex Energy, LP ("Buyer").

W I T N E S S E T H:

        WHEREAS, Seller and Buyer are parties to the Purchase and Sale Agreement;

        WHEREAS, Seller and Buyer desire to amend the Purchase and Sale Agreement as set forth in this Amendment; and

        WHEREAS, pursuant to Section 11.4 of the Purchase and Sale Agreement, any amendment, modification or supplement to the Purchase and Sale Agreement requires the written agreement of Seller and Buyer.

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties, intending legally to be bound, agree as follows:

        1.    Section 6.1(i).    Section 6.1(i) of the Purchase and Sale Agreement is hereby deleted in its entirety and replaced with the following:

    (i) except for those identified on Schedule 6.1(i), make any capital expenditure or make any commitment to make any capital expenditure in excess of $50,000; provided, however, that the foregoing shall not apply to any expenditure or commitment to make any expenditure relating to the construction of well connects which is less than $100,000;

        2.    Section 6.6(a)(i).    The second sentence of Section 6.6(a)(i) of the Purchase and Sale Agreement is hereby deleted in its entirety and replaced with the following:

    As soon as practicable after the date of execution of this Agreement, but not later than twenty (20) calendar days prior to the Closing Date, Buyer shall extend offers of employment or continued employment, as the case may be, to not less than seventy-five percent (75%) of the Current LIG Employees.

        3.    References.    All references to "this Agreement" in the Purchase and Sale Agreement or to the words "hereof," "hereunder" or "herein" or words of similar effect in the Purchase and Sale Agreement shall mean the Purchase and Sale Agreement as amended hereby.

        4.    Definitions.    All capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Purchase and Sale Agreement.

        5.    Headings.    The headings of the sections of this Amendment are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Amendment or the intent of any section.

        6.    Counterparts.    This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on Buyer and Seller, notwithstanding that not all parties hereto are signatories to the same counterpart.

        7.    Governing Law.    This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

        8.    No Other Amendments.    Except as expressly amended hereby, the terms and conditions of the Purchase and Sale Agreement shall continue in full force and effect.

[Signature page follows]

        IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

AEP ENERGY SERVICES INVESTMENTS, INC.
By:
/s/ JEFF CROSS Name: Jeff Cross Title: Vice President
CROSSTEX ENERGY, L.P.
By:	Crosstex Energy GP, L.P., its general partner
	By:	Crosstex Energy GP, LLC its general partner
By:
/s/ JACK M. LAFIELD Name: Jack M. Lafield Title: Executive Vice President

QuickLinks

  Exhibit 2.2
FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT